Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

June 20, 2025

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C

Englewood, Colorado 80112

Re:	XTI Aerospace, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to XTI Aerospace, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company of up to a maximum aggregate offering price of $42,550,000.00 of (A) (i) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase shares of Common Stock (the “Pre-funded Warrant Shares”) and (iii) warrants (the “Common Warrants”) to purchase shares of Common Stock (the “Common Warrant Shares”) (in each case, including Shares, Pre-Funded Warrants or Common Warrants which may be sold pursuant to the exercise of an over-allotment option granted by the Company to the underwriters) and (B) warrants issuable to the representative of the underwriters (the “Representative’s Warrants”) to purchase shares of Common Stock (the “Representative’s Warrant Shares”). The Shares, the Pre-funded Warrants, the Common Warrants and the Representative’s Warrants will be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and the representative of the several underwriters to be named therein.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, (b) resolutions of the board of directors of the Company, (c) the Registration Statement and the exhibits thereto; (d) the form of Underwriting Agreement, (e) the form of Pre-funded Warrant, (f) the form of Common Warrant, (g) the form of Representative’s Warrant and (h) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

437 Madison Ave., 25th Floor, New York, New York 10022-7001
Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

June 20, 2025 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Pre-funded Warrants, the Common Warrants and the Representative’s Warrants have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	The Pre-funded Warrant Shares, the Common Warrant Shares and the Representative’s Warrant Shares have been duly authorized for issuance and, when issued and delivered against payment therefor upon the exercise of the applicable Pre-funded Warrant, Common Warrant and Representative’s Warrant in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares, the Pre-funded Warrants, the Pre-funded Warrant Shares, the Common Warrants, the Common Warrant Shares, the Representative’s Warrants and the Representative’s Warrant Shares. This opinion is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes, and as to the Pre-funded Warrants, the Common Warrants and the Representative’s Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

June 20, 2025 Page 3

We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP